Exhibit 10.2

Execution Version

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Sixth Amendment”), dated as of July 21, 2017 (but effective as of June 30, 2017), is by and among TEAM, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined in the Credit Agreement referenced below), the banks listed as Lenders on the signature pages hereof (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (in said capacity as Administrative Agent, the “Administrative Agent”).

BACKGROUND

A.    The Borrower, the Guarantors, the Lenders, and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of July 7, 2015, as amended by that certain First Amendment to Credit Agreement, dated as of December 2, 2015, that certain Second Amendment and Commitment Increase to Credit Agreement, dated as of February 29, 2016, that certain Third Amendment to Credit Agreement, dated as of August 17, 2016, that certain Fourth Amendment and Limited Waiver to Credit Agreement, dated as of December 19, 2016, and that certain Fifth Amendment to Credit Agreement, dated as of May 5, 2017 (said Third Amended and Restated Credit Agreement, as amended, the “Credit Agreement”; the terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement).

B.    The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, as more fully set forth herein, and the Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the parties hereto covenant and agree as follows:

1.    AMENDMENTS.

(a)    Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms thereto in proper alphabetical order:

“2017 Senior Convertible Notes” means the unsecured senior convertible notes of the Borrower issued on or immediately prior to the Sixth Amendment Date that are convertible into shares of common stock of the Borrower (or other securities or property following a merger or other change of the common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock or such other securities).

“Accounts” has the meaning given to such term in Section 9.102 of the UCC.

“Available Borrowing Assets” means, as of any date of determination, the sum of (a) 80% of Eligible Accounts, plus (b) 25% of Inventory, plus (c) 40% of the net book value of property, plant and equipment of the Borrower and its Subsidiaries on a Consolidated basis, in each case as of such date.

“Available Borrowing Assets Report” means a certificate, substantially in the form of Exhibit P, prepared and certified by a Responsible Officer of the Borrower.

“Borrowing Availability” means, the excess, if any, of the amount by which (a) the Available Borrowing Assets as set forth in the most recent Available Borrowing Assets Report delivered pursuant to Section 6.02(f) exceed (b) the Total Revolving Outstandings.

“Borrowing Availability Determination Date” means the earlier of (i) the date that the first Available Borrowing Assets Report is delivered pursuant to Section 6.02(f) and (ii) August 20, 2017.

“Eligible Accounts” means all Accounts of the Borrower and its Subsidiaries on a Consolidated basis created in the ordinary course of business that are reasonably acceptable to the Administrative Agent and satisfy the following conditions:

(a)    The Borrower or the applicable Subsidiary has good and indefeasible title to the Account and the Account is not subject to any Lien except Liens in favor of the Administrative Agent;

(b)    The account debtor is not insolvent or currently the subject of any Debtor Relief Law, and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased generally to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; and

(c)    The Account is not owed by an Affiliate, employee, officer, director or shareholder of the Borrower or any of its Subsidiaries.

“Inventory” has the meaning given to such term in Section 9.102 of the UCC.

“Sixth Amendment” means that certain Sixth Amendment to Credit Agreement, dated as of July 21, 2017, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Sixth Amendment Date” means the date that all of the conditions of effectiveness set forth in Section 3 of the Sixth Amendment are satisfied.

(b)    The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Total Leverage Ratio	Commitment Fee	Eurocurrency Rate for Loans and Letters of Credit	Base Rate for Loans
I	Less than 1.25 to 1.00	0.200	1.250	0.250
II	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	0.250	1.500	0.500
III	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.300	1.750	0.750
IV	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.350	2.000	1.000
V	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	0.400	2.250	1.250
VI	Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	0.450	2.500	1.500
VII	Greater than or equal to 4.50 to 1.00	0.500	3.000	2.000

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered for any Fiscal Quarter pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(b), then Pricing Level VII shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date such Compliance Certificate is actually delivered to the Administrative Agent. Notwithstanding the foregoing, (a) the Applicable Rate in effect from and after June 30, 2017 through and including the date the Compliance Certificate for the Fiscal Quarter ending June 30, 2017 is delivered pursuant to Section 6.02(b) shall be Pricing Level VII and (b) until such time as a Compliance Certificate is delivered pursuant to Section 6.02(b) that indicates that the Senior Secured Leverage Ratio is less than or equal to 3.00 to 1.00, (i) the Eurocurrency Rate for Loans and Letters of Credit and the Base Rate for Loans set forth above shall each be increased by 0.750% and (ii) the Commitment Fee set forth above shall be increased by 0.250% from the then existing Pricing Level.

In the event that any financial statement delivered pursuant to Section 6.01(a) or 6.01(b) or any Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined using the Pricing Level applicable for such Applicable Period based upon the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the

Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The obligations of the Borrower under this paragraph shall survive termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

(c)    Section 1.01 of the Credit Agreement is hereby amended by deleting the defined term “Permitted Debt Incurrence Date” therefrom.

(d)    The definition of “Equity Interests” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but excluding in all cases any debt securities convertible into or referencing any of the foregoing, including, to the extent applicable, the 2017 Senior Convertible Notes.

(e)    The proviso in the definition of “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

provided that the aggregate amount for any cash fees, expenses, charges and costs that are included in clauses (i) and (j) with respect to any period of four consecutive Fiscal Quarters (A) through and including September 30, 2017, shall not exceed $30,000,000 for such period, (B) thereafter and through and including December 31, 2017, shall not exceed $25,000,000 for such period, (C) thereafter and through and including December 31, 2018, shall not exceed $16,000,000 for such period, and (D) thereafter, shall not exceed 3% of Consolidated EBITDA for such period, in each case as approved by the Administrative Agent in writing, provided further that the aggregate amounts set forth in clauses (A), (B) and (C) above shall exclude up to $7,000,000 in restructuring expenses incurred by the Borrower or any Subsidiary in connection with any reduction in force

(f)    The definition of “Financial Covenants” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Financial Covenants” means the financial covenants set forth in clauses (a), (b) and (c) of Section 7.13.

(g)    Clause (b) of the definition of “Net Cash Proceeds” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(b)    with respect to the issuance of Indebtedness pursuant to Section 7.03(f), the excess of (i) the sum of the cash and cash equivalents received by the Borrower in connection with such issuance over (ii) reasonable underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith.

(h)    The definition of “Revolving Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending the penultimate sentence thereof to read as follows:

The Revolving Commitment of all of the Revolving Lenders as of the Sixth Amendment Date shall be $300,000,000.

(i)    The first sentence of Section 2.01(b) of the Credit Agreement is hereby amended to read as follows:

Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, and (iv) from and after the Borrowing Availability Determination Date until such time as a Compliance Certificate is delivered pursuant to Section 6.02(b) that indicates that the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, the Borrowing Availability shall not be less than zero.

(j)    The first sentence of Section 2.03(a)(i) of the Credit Agreement is hereby amended to read as follows:

Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Revolving Facility, (x) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) from and after the Borrowing Availability Determination Date until such time as a Compliance Certificate is delivered pursuant to Section 6.02(b) that indicates that the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, the Borrowing Availability shall be greater than zero.

(k)    The third sentence of Section 2.04(a) of the Credit Agreement is hereby amended to read as follows:

During the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time, (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment, and (C) from and after the Borrowing Availability Determination Date until such time as a Compliance Certificate is delivered pursuant to Section 6.02(b) that indicates that the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, the Borrowing Availability shall be greater than zero, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.

(l)    The first sentence of Section 2.05(a)(ii)(A) of the Credit Agreement is hereby amended to read as follows:

Upon the incurrence or issuance of any Indebtedness pursuant to Section 7.03(f), the Borrower shall prepay an aggregate principal amount of Loans of no less than 100% of Net Cash Proceeds received therefrom concurrently with the receipt of such Net Cash Proceeds by the Borrower less the amount of Equity Interest Repurchases permitted to be made pursuant to Section 7.06(d) with any proceeds from such issuance.

(m)    Section 2.05 of the Credit Agreement is hereby amended by adding a new clause (f) thereto to read as follows:

(f)    From and after the Borrowing Availability Determination Date, until such time as a Compliance Certificate is delivered pursuant to Section 6.02(b) that indicates that the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, if for any reason the Total Revolving Outstandings at any time exceed the lesser of (i) the Available Borrowing Assets and (ii) the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(n)    Section 2.09(b) of the Credit Agreement is hereby amended by adding a new clause (iii) thereto to read as follows:

(iii)    The Borrower shall pay to the Administrative Agent for the account of each Lender executing the Sixth Amendment on the last Business Day of September 2017 an amount in immediately available funds equal to the product of (A) 0.30% and (B) such Lender’s Revolving Commitment on such date.

(o)    Article V of the Credit Agreement is hereby amended by adding a new Section 5.31 to the end thereof to read as follows:

Section 5.31    Borrower ERISA Representations. The Borrower represents and warrants as of the Sixth Amendment Date that the Borrower is not and will not be (a) an employee benefit plan subject to Title I of ERISA; (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purpose of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.

(p)    Section 6.02 of the Credit Agreement is hereby amended by (i) deleting “and” after subsection (e) thereof, (ii) relettering subsection (f) thereof as subsection “(g)” and (iii) adding a new subsection (f) thereto to read as follows:

(f)    no later than twenty (20) days after the last day of each calendar month (commencing with the month ended July 31, 2017), an Available Borrowing Assets Report until such time, if any, that the Borrower has delivered a Compliance Certificate pursuant to Section 6.02(b) which indicates that the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, provided, that if such 20th day is not a Business Day, the Available Borrowing Base Assets Report shall be required to be delivered on or before the succeeding Business Day; and

(q)    Section 7.03(f) of the Credit Agreement is hereby amended to read as follows:

(f)    (i) so long as there exists no Default after giving effect to such transaction, the 2017 Senior Convertible Notes and replacements or refinancings thereof containing terms and provisions reasonably acceptable to the Administrative Agent and (ii) so long as there exists no Default immediately before and after giving effect to such transaction, (A) the Permitted Notes and (B) unsecured Indebtedness not otherwise permitted in clauses (a) through (e) above (and replacements or refinancings thereof) and containing terms, covenants and provisions no more restrictive than this Agreement and having no scheduled amortization or mandatory prepayments prior to the Maturity Date;

(r)    Section 7.06 of the Credit Agreement is hereby amended to read as follows:

Section 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    each Subsidiary may make Dividends to the Borrower and to Guarantors (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Guarantor and to each other owner of Equity Interest of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)    the Borrower and each Subsidiary may declare and make Dividends payable solely in the common stock or other common Equity Interests of such Person;

(c)    the Borrower and each Subsidiary may make Equity Interest Repurchases with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d)    to the extent constituting a Restricted Payment or an obligation to declare or make a Restricted Payment, the Borrower may declare and make Restricted Payments in respect of, and otherwise perform its obligations under, the 2017 Senior Convertible Notes or any Equity Interests issued upon the conversion of the 2017 Senior Convertible Notes (including, for the avoidance of doubt and without limitation, making payments of interest and principal thereon, making payments due upon the required or voluntary repurchase thereof and/or making any payments and deliveries due upon the conversion thereof), provided that with respect to any Restricted Payment made in cash (other than cash in lieu of fractional shares and other than making regularly scheduled payments of interest and principal with respect to the 2017 Senior Convertible Notes) pursuant to this Section 7.06(d), (i) no Default exists immediately before and after giving effect to any such Restricted Payment and (ii) at the time of such Restricted Payment, after giving pro forma effect to such Restricted Payment, the Borrower shall be in compliance with the Financial Covenants as of the most recently ended Fiscal Quarter of the Borrower;

(e)    the Borrower may make Equity Interest Repurchases to its stockholders in an aggregate amount up to $50,000,000 with the Net Cash Proceeds of the 2017 Senior Convertible Notes, provided, (i) with respect to any such Equity Interest Repurchase made on the date of the issuance of the 2017 Senior Convertible Notes, after giving effect to such Equity Interest Repurchase no Default exists or would result therefrom, (ii) with respect to any such Equity Interest Repurchase made after the date of the issuance of the 2017 Senior Convertible Notes, before and after giving effect to such Equity Interest Repurchase no Default exists or would result therefrom, and (iii) after giving pro forma effect to any such Equity Interest Repurchase, (A) the Borrower shall be in compliance with each of the Financial Covenants and (B) Liquidity will be at least $15,000,000; and

(f)    the Borrower may make other Equity Interest Repurchases and declare or pay cash Dividends to its stockholders, provided, (i) before and after giving effect to such proposed action, no Default exists or would result therefrom, and (ii) after giving pro forma effect to any such proposed action, (A) the Borrower shall be in compliance with each of the Financial Covenants as of the most recently ended Fiscal Quarter of the Borrower, (B) Liquidity will be at least $15,000,000 and (C) the Total Leverage Ratio as of the most recently ended Fiscal Quarter of the Borrower is less than 2.50 to 1.00; provided, however, notwithstanding clause (C) immediately preceding, if the Total Leverage Ratio as of the most recently ended Fiscal Quarter of the Borrower is greater than or equal to 2.50 to 1.00 and the Total Leverage Ratio on a pro forma basis after giving effect to the proposed Equity Interest Purchase and payment of cash Dividends is less than or equal to 4.00 to 1.00, Equity Interest Purchases and declaration and payment of cash Dividends may be made, provided that such Equity Interest Purchases and payment of cash Dividends that may be made during all such times that such conditions are in effect shall not exceed $50,000,000 in aggregate amount.

(s)    Section 7.12 of the Credit Agreement is hereby amended to read as follows:

Section 7.12    Prepayment of Indebtedness. Make any prepayment of principal or interest on account of any Indebtedness for borrowed money or make any repurchase thereof other than (a) the Obligations, (b) provided no Default exists or would result from the prepayment thereof, the Indebtedness permitted under Section 7.03(e), (c) provided (i) no Default exists or would result therefrom and (ii) after giving pro forma effect to any such prepayment or repurchase, the Borrower shall be in compliance with the Financial Covenants as of the most recent Fiscal Quarter of the Borrower, the Indebtedness permitted under Section 7.03(f), and (d) to the extent constituting a prepayment of principal or interest on account of Indebtedness for borrowed money or a repurchase thereof, payments or deliveries in shares of common stock (or other securities or property following a merger or other change of the common stock of the Borrower) and cash in lieu of fractional shares in accordance with the terms of the 2017 Senior Convertible Notes and replacements or refinancings thereof permitted under Section 7.03(f).

(t)    Section 7.13(b) of the Credit Agreement is hereby amended to read as follows:

(b)    Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the end of any Fiscal Quarter set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
June 30, 2017, September 30, 2017 and December 31, 2017	N/A
March 31, 2018	4.50 to 1.00
June 30, 2018	4.25 to 1.00
September 30, 2018 and each Fiscal Quarter thereafter	4.00 to 1.00

(u)    Section 7.13(c) of the Credit Agreement is hereby amended to read as follows:

(c)    Senior Secured Leverage Ratio. The Borrower shall not permit the Senior Secured Leverage Ratio at the end of any Fiscal Quarter set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
September 30, 2017	4.75 to 1.00
December 31, 2017	4.25 to 1.00
March 31, 2018	3.75 to 1.00
June 30, 2018	3.25 to 1.00
September 30, 2018 and each Fiscal Quarter thereafter	3.00 to 1.00

(v)    Section 8.01(e) of the Credit Agreement is hereby amended to read as follows:

(e)    Cross-Default. (i) The Borrower, any other Loan Party or any Material Foreign Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $7,500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in the foregoing clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Material Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Material Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower, such other Loan Party or any Material Foreign Subsidiary as a result thereof is greater than $7,500,000; provided, that notwithstanding the foregoing, a conversion of the 2017 Senior Convertible Notes shall not by itself trigger an Event of Default under this Section 8.01(e); or

(w)    Article XI of the Credit Agreement is hereby amended by adding a new Section 11.24 to the end thereof to read as follows:

Section 11.24    Lender ERISA Representations. Each Lender as of the Sixth Amendment Date represents and warrants as of the Sixth Amendment Date to the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (a) an employee benefit plan subject to Title I of ERISA; (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.

(x)    Schedule 1.01(b) of the Credit Agreement, the Commitments and Applicable Percentages, is hereby amended to be in the form of Schedule 1.01(b) to this Sixth Amendment, and the Revolving Commitment of each Lender is amended to be in the amount set forth under the column “Revolving Commitment” in such Schedule 1.01(b).

(y)    Exhibit A to the Credit Agreement, the form of Assignment and Assumption, is hereby amended to be in the form of Exhibit A to this Sixth Amendment.

(z)    Exhibit B to the Credit Agreement, the form of the Compliance Certificate, is hereby amended to be in the form of Exhibit B to this Sixth Amendment.

(aa)    The Available Borrowing Assets Report is hereby added to the Credit Agreement to be in the form of Exhibit P to this Sixth Amendment.

2.    REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower represents and warrants that, as of the date hereof, and immediately after giving effect to this Sixth Amendment:

(a)    the representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V and each other Loan Document, or which are contained in any document that has been furnished under or in connection herewith or therewith, are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, are true and correct in all material respects, and except that for purposes hereof, except (x) to the extent Administrative Agent has been previously notified of any changes in the facts on which such representations and warranties were based in a certificate delivered to Administrative Agent pursuant to Section 6.02(b) of the Credit Agreement, (y) the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (z) any representation and warranty that by its terms is made only as of an earlier date, is true and correct in all material respects (or in the case of such representations and warranties that are subject to a materiality qualification, in all respects) as of such earlier date;

(b)    no Default exists;

(c)    (i) the Borrower and each Guarantor has full power and authority to execute and deliver this Sixth Amendment, (ii) this Sixth Amendment has been duly executed and delivered by the Borrower and each Guarantor and (iii) this Sixth Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower and each Guarantor, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;

(d)    neither the execution, delivery and performance of this Sixth Amendment or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will (i) conflict with any Organization Documents of the Borrower or any Guarantor, (ii) violate any Applicable Law applicable to the Borrower or any Guarantor in any material respect (other than failures to obtain governmental authorizations, make filings or provide notices, etc. which do not violate Section 5.03 of the Credit Agreement), or (iii) conflict with any Contractual Obligation to which the Borrower or a Guarantor is a party or affecting the Borrower, any Guarantor or the properties of the Borrower or any of its Subsidiaries or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower, any Guarantor or their property is subject, except in each case referred to in this clause (iii) for such violations, breaches and defaults that, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; and

(e)    no authorization, approval, consent, or other action by, notice to, or filing with, any Governmental Authority or other Person not previously obtained is required to be obtained or made by (i) the Borrower as a condition to the execution, delivery or performance by the Borrower of this Sixth Amendment or (ii) any Guarantor as a condition to the acknowledgement by any Guarantor of this Sixth Amendment.

3.    CONDITIONS OF EFFECTIVENESS. All provisions of this Sixth Amendment shall be effective upon satisfaction of, or completion of, the following:

(a)    the Administrative Agent shall have received evidence satisfactory to it that the Borrower shall have received no less than $150,000,000 in Net Cash Proceeds from the issuance of the 2017 Senior Convertible Notes (after taking into account the amount of any Equity Interest Repurchases made with any proceeds from such issuance), which Net Cash Proceeds shall be concurrently applied as required pursuant to Section 2.05(a)(ii) of the Credit Agreement;

(b)    the Administrative Agent shall have received counterparts of this Sixth Amendment executed by Lenders comprising the Required Lenders;

(c)    the Administrative Agent shall have received counterparts of this Sixth Amendment executed by the Borrower and acknowledged by each Guarantor;

(d)    the representations and warranties set forth in Section 2 of this Sixth Amendment shall be true and correct;

(e)    the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and its counsel, such other documents, certificates and instruments as the Administrative Agent shall require;

(f)    all fees and expenses of Winstead PC, counsel to the Administrative Agent, shall have been paid in immediately available funds; and

(g)    the Administrative Agent shall have received in immediately available funds for the account of each Lender executing this Sixth Amendment an amount equal to the product of (a) 0.10% and (b) the sum of (i) the amount of each Lender’s Revolving Commitment after giving effect to the reduction thereof pursuant to this Sixth Amendment plus (ii) the outstanding principal amount of the Term Loan owed to each Lender after giving effect to any prepayment of the Term Loans with the proceeds of the 2017 Senior Convertible Notes referenced in Section 3(a) above.

4.    GUARANTOR’S ACKNOWLEDGMENT. By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Sixth Amendment, (b) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Sixth Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under its Guaranty, and (d) acknowledges and agrees that it has no claim or offsets against, or defenses or counterclaims to, its Guaranty.

5.    REFERENCE TO THE CREDIT AGREEMENT.

(a)    Upon and during the effectiveness of this Sixth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this Sixth Amendment.

(b)    Except as expressly set forth herein, this Sixth Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, and shall not alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or the other Loan Documents, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect.

6.    COSTS AND EXPENSES. The Borrower shall be obligated to pay the reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Sixth Amendment and the other instruments and documents to be delivered hereunder.

7.    EXECUTION IN COUNTERPARTS. This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Sixth Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

8.    GOVERNING LAW; BINDING EFFECT. This Sixth Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law. This Sixth Amendment shall be binding upon the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns.

9.    HEADINGS. Section headings in this Sixth Amendment are included herein for convenience of reference only and shall not constitute a part of this Sixth Amendment for any other purpose.

10.    ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS SIXTH AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER THEREIN AND HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the date above written.

TEAM, INC.

By:	/s/ Greg L. Boane
Greg L. Boane
Executive Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED:

TEAM INDUSTRIAL SERVICES, INC.

TEAM INDUSTRIAL SERVICES

            INTERNATIONAL, INC.

TQ ACQUISITION, INC.

TEAM QUALSPEC, LLC

QUALSPEC LLC

FURMANITE, LLC

FURMANITE WORLDWIDE, LLC

FURMANITE AMERICA, LLC

FURMANITE OFFSHORE SERVICES, INC.

By:	/s/ Greg L. Boane
Greg L. Boane
Executive Vice President, Chief Financial Officer and Treasurer

QUEST INTEGRITY GROUP, LLC
QUEST INTEGRITY USA, LLC

By:	/s/ Ted W. Owen
Ted W. Owen
Treasurer

ROCKET ACQUISITION, LLC

By:	/s/ Greg L. Boane
Greg L. Boane
Vice President and Chief Financial Officer

Signature Page to Sixth Amendment

TCI SERVICES, LLC
TANK CONSULTANTS, LLC
DK VALVE & SUPPLY, LLC
TCI SERVICES HOLDINGS, LLC

By:	/s/ Greg L. Boane
Greg L. Boane
Senior Vice President

Signature Page to Sixth Amendment

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Patrick Devitt
Name:	Patrick Devitt
Title:	Vice President

Signature Page to Sixth Amendment

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender

By:	/s/ Adam Rose
Name:	Adam Rose
Title:	Senior Vice President

Signature Page to Sixth Amendment

LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Laurie C. Tuzo
	Name:	Laurie C. Tuzo
	Title:	Managing Director

Signature Page to Sixth Amendment

COMPASS BANK

By:	/s/ Collis Sanders
Name:	Collis Sanders
Title:	Executive Vice President

Signature Page to Sixth Amendment

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Matt McCain
Name:	Matt McCain
Title:	Senior Vice President

Signature Page to Sixth Amendment

SUNTRUST BANK

By:	/s/ Justin Lien
Name:	Justin Lien
Title:	Director

Signature Page to Sixth Amendment

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Suzannah Valdivia
Name:	Suzannah Valdivia
Title:	Senior Vice President

Signature Page to Sixth Amendment

BOKF, NA dba Bank of Texas

By:	/s/ Kenna Garinger
Name:	Kenna Garinger
Title:	Relationship Manager

Signature Page to Sixth Amendment